EXHIBIT 1.1

MEMBERS OF FILING GROUP

V. Prem Watsa

The Second 810 Holdco Ltd.

The Second 1109 Holdco Ltd.

The Sixty Two Investment Company Limited

12002574 Canada Inc.

Fairfax Financial Holdings Limited

FFHL Group Ltd.

Fairfax (US) Inc.

Brit Limited

Brit Insurance Holdings Limited

Brit Syndicates Limited

Brit Reinsurance (Bermuda) Limited

Brit UW Limited

Odyssey US Holdings Inc.

Odyssey Group Holdings, Inc.

Odyssey Reinsurance Company

Zenith National Insurance Corp.

Zenith Insurance Company

Resolution Group Reinsurance (Barbados) Limited

1102952 B.C. Unlimited Liability Company

Allied World Assurance Company Holdings, Ltd

Allied World Assurance Company Holdings I, Ltd

Allied World Assurance Company, Ltd

Allied World Assurance Holdings (Ireland) Ltd

Allied World Assurance Holdings (U.S.) Inc.

Allied World Insurance Company

AW Underwriters Inc.

Allied World Specialty Insurance Company

Allied World Surplus Lines Insurance Company

Allied World Assurance Company (U.S.) Inc